Exhibit 99.1

ENGLOBAL ANNOUNCES RECENT PROJECT AWARDS

HOUSTON, TX, April 9, 2019 (GLOBE NEWSWIRE) – ENGlobal Corporation (NASDAQ: ENG) (“ENGlobal”) is pleased to announce first quarter 2019 project awards totaling approximately $14 million. The highlighted scopes of work awarded during this period are summarized below:

●	ENGlobal has been awarded multiple engineering, procurement and on-site service contracts to assist an idled oil refinery and terminal operator with refurbishing its regulatory and process analytical systems. This ongoing effort is planned to expedite startup of these facilities while supporting plant safety, environmental compliance, and product quality. The total value of new work awarded during the first quarter of 2019 was approximately $4.2 million.

●	ENGlobal has been commissioned by a large petrochemical company to design, fabricate and integrate two modular remote instrument buildings valued at approximately $1.2 million.

●	A major E&C firm has engaged ENGlobal to perform detailed engineering and design services for the revamp of a fluid catalytic cracking (FCC) unit at a mid-continent refinery. This award is valued at approximately $1 million.

“We are realizing significant benefits from our new estimating and proposal team which was assembled late last year,” stated William A. Coskey, P.E., Chairman and CEO of ENGlobal. “I’m proud to report that ENGlobal’s proposal win rate is approximately forty percent over the last six months, a significant improvement primarily due to the consistency and increased volume of our proposal efforts.”

Mr. Coskey continued: “We currently have approximately $35 million of proposals pending together with approximately $30 million of current contracted backlog as of March 30, 2019. We thank each of our clients for their confidence in our abilities and greatly look forward to working closely with each of them toward successfully executed projects.”

About ENGlobal:

ENGlobal (Nasdaq: “ENG”) is a leading provider of engineered modular solutions to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of process distributed control and analyzer systems, advanced automated data gathering systems and information technology. Within the Automation segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. The Engineering segment provides multi-disciplined engineering services relating to the development, management and execution of projects requiring professional engineering and related project management services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward Looking Statements:

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties, including the timing, amount and scope of any award and the amount of pending proposals and backlog. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:

Mark A. Hess

Phone: (281) 878-1000

E-mail: mark.hess@ENGlobal.com

E-mail: ir@ENGlobal.com